SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        CRESTAR FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                Crestar Financial Corporation
            1998 Proxy Statement and Notice Of Annual Meeting Of Shareholders


                    [Photo of six people sitting at a table]


                                                                      [logo]

Crestar Financial Corporation
919 East Main Street
P.O. Box 26665
Richmond, VA 23261-6665

                                                        [logo]

Richard G. Tilghman
Chairman and Chief Executive Officer


          March 20, 1998




          Dear Shareholder:

          You are cordially invited to attend our Annual Shareholders' Meeting at 10:00 a.m. on Friday, April 24, 1998 at our newly completed Riverview Center, 1001 Semmes Avenue, Richmond, Virginia. A map providing directions to Riverview Center is on the back cover of the proxy statement.

          We are proud of our corporate performance in 1997 and will discuss highlights of the past year and the first quarter of 1998 at our Annual Meeting. The 1997 results are presented in detail in the enclosed Annual Report.

          For the first time, your vote on the proxy proposal may be cast by telephone (1-800-840-1208) or the enclosed proxy card. Please use whichever method is easier for you, but do cast your vote -- it is important.

          Thank you for investing in Crestar.



          Sincerely,

          /s/ Richard G. Tilghman

Crestar Financial Corporation
919 East Main Street
P.O. Box 26665
Richmond, VA 23261-6665

                                                        [logo]


                         NOTICE OF THE ANNUAL MEETING
                                APRIL 24, 1998


The Annual Meeting of Shareholders of Crestar Financial Corporation will be held on Friday, April 24, 1998 at 10:00 a.m. at the Crestar Riverview Center, 1001 Semmes Avenue, Richmond, Virginia. The following matters will be considered:

    1. The re-election of five directors: Frank E. McCarthy, G. Gilmer Minor, III, Jeffrey R. Springer, Eugene P. Trani and James M. Wells III; and

    2. Any other business properly before the meeting.

Your Board of Directors recommends a vote "in favor of" the re-election proposal.

Only shareholders of record at the close of business on February 27, 1998 will be entitled to vote at the Annual Meeting or any adjournments or postponements. Seating is limited and will be available on a first-come, first-served basis. If you plan to attend the Annual Meeting, please check the appropriate box on your proxy card. If you plan to attend the Annual Meeting but your shares are held in the name of a broker or other nominee, please contact Crestar's Corporate Secretary office at 1-800-CRESTAR. For directions to the meeting, please refer to the back cover of the proxy statement.

Whether or not you attend the meeting in person, it is important that your Crestar shares be represented and voted. You may vote by telephone (1-800-840-1208) or by completing, signing and dating your proxy card, and returning it as soon as possible in the postage-paid envelope. You may change your proxy later or vote in person at the meeting, if you wish.

The proxy statement, voting instruction card and Crestar Financial Corporation's 1997 Annual Report and Form 10-K are being distributed on or about March 20, 1998.

By Order of the Board of Directors,


/s/ Linda F. Rigsby

Linda F. Rigsby
Corporate Secretary



     For directions to the Annual Meeting, please refer to the back cover.

                                PROXY STATEMENT


                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ....................................  1
PROPOSAL FOR SHAREHOLDER VOTE ............................  3
BOARD OF DIRECTORS .......................................  4
     BOARD COMMITTEES ....................................  9
     MEMBERSHIP ROSTER ................................... 10
     DIRECTOR COMPENSATION ............................... 11
     DIRECTOR COMPENSATION TABLE ......................... 12
     NON-EMPLOYEE DIRECTOR BENEFIT PROGRAMS .............. 13
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT ........ 14
     EXECUTIVE COMPENSATION PHILOSOPHY ................... 14
     EXECUTIVE COMPENSATION DESIGN ....................... 14
     COMPONENTS OF EXECUTIVE COMPENSATION ................ 15
     COMPENSATION OF THE CHAIRMAN AND CEO ................ 18
     COMPLIANCE WITH IRC SECTION 162(m) .................. 18
     PAY FOR PERFORMANCE GRAPH ........................... 19
BENEFICIAL OWNERSHIP TABLE ............................... 20
SUMMARY COMPENSATION TABLE ............................... 22
OPTION GRANTS TABLE ...................................... 24
AGGREGATED OPTION EXERCISES TABLE ........................ 25
LONG-TERM INCENTIVE PLANS TABLE .......................... 26
PENSION PLANS TABLE ...................................... 27
FIVE-YEAR PERFORMANCE GRAPH .............................. 28
OTHER INFORMATION ........................................ 29
     CERTAIN RELATIONSHIPS AND RELATED INTERESTS ......... 29
     SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE ....... 30
     SPECIAL AGREEMENTS .................................. 30
OTHER BUSINESS ........................................... 31
     INDEPENDENT AUDITORS ................................ 31
     ANNUAL MEETING BUSINESS ............................. 31
     ANNUAL REPORT AND FORM 10-K ......................... 31

                             QUESTIONS AND ANSWERS


--------------------------------------------------------------------------------
Q: What am I voting on?

A: You are voting on the re-election of the following five directors, each for a three-year term: Frank E. McCarthy, G. Gilmer Minor, III, Jeffrey R. Springer, Eugene P. Trani and James M. Wells III.
--------------------------------------------------------------------------------
Q: Who is entitled to vote at the Annual Meeting?

A: Shareholders of Crestar's common stock as of the close of business on
     February 27, 1998 (the Record Date) are entitled to vote at the meeting.
--------------------------------------------------------------------------------
Q: How do I vote?

A: You may vote by telephone (1-800-840-1208) or by completing, signing and dating the proxy card, and returning it in the postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted in favor of the re-election of all five directors. You have the right to revoke your proxy anytime before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.
--------------------------------------------------------------------------------
Q: Is my vote confidential?

A: Yes, only the inspectors of election and a limited number of employees associated with processing the votes will know how you cast your vote.
--------------------------------------------------------------------------------
Q: Who will count the votes?

A: ChaseMellon Shareholders Services will tabulate the votes.
--------------------------------------------------------------------------------
Q: What should I do if I receive more than one proxy card?

A: If you receive more than one proxy card, it indicates that you own shares in more than one account, or your shares are registered in various names. You should vote all proxy cards you receive, by either calling the voting number (1-800-840-1208) or completing, signing, dating and returning each proxy card.
--------------------------------------------------------------------------------
Q: May I consolidate my shareholder accounts?

A: Yes. Please contact ChaseMellon Shareholders Services (1-888-216-7193) and
     they will be able to assist you with your request.
--------------------------------------------------------------------------------
Q: What constitutes a quorum at the Annual Meeting?

A: On the Record Date, there were 112,590,453 shares of Crestar common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares, present or represented by proxy, will be a quorum for the Annual Meeting. If you submit a properly executed proxy card or cast your vote by telephone, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter are not included in the quorum and are not included in determining the number of votes cast in the election of directors.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Q: Who may attend the Annual Meeting?

A: All shareholders as of the Record Date may attend, although seating is limited.
--------------------------------------------------------------------------------
Q: Did any shareholder own more than 5% of Crestar stock at the end of 1997?

A: On December 31, 1997, two shareholders owned more than 5%. Crestar Bank, 919
     East Main Street, Richmond, Virginia 23219, as Trustee for the Crestar Employees' Thrift and Profit Sharing Plan, owned 6,859,037 shares, or
     6.12% of the issued and outstanding common stock. Crestar Bank has no voting rights or any investment or dispositive power with respect to the shares and merely holds them on behalf of Plan participants. Delaware Management Holdings, Inc., 2005 Market Street, Philadelphia, Pennsylvania 19103 owned 6,578,584 shares, or 6.01% of the issued and outstanding common stock. Of this amount, Delaware Management Holdings, Inc. held sole voting power for 4,724,300 shares, shared voting power for none of the shares, sole dispositive power for 6,380,614 shares and shared dispositive power for 302,400 shares.
--------------------------------------------------------------------------------
Q: What percentage of Crestar stock did directors and executive officers of
     Crestar own on the Record Date?
A: Together, they owned approximately 3.20% of Crestar's issued and outstanding common stock.
--------------------------------------------------------------------------------
Q: Who pays for this proxy solicitation and how will solicitation occur?

A: Crestar's Board of Directors is soliciting this proxy, and Crestar will pay the cost of the solicitation. In addition to the use of the mail, employees of Crestar may solicit proxies personally or by telephone, fax or electronic mail, without additional compensation. Banks, brokerage houses and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Crestar stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Crestar will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.
--------------------------------------------------------------------------------
Q: Who will vote the Crestar shares held in a trust, estate or other fiduciary capacity that is administered by Crestar Bank?
A: If Crestar Bank has sole voting power for shares it administers as a fiduciary, the Bank is prohibited by Virginia law from voting those shares. Instead, a substitute voting trustee has been appointed to vote those shares at the Annual Meeting. If Crestar Bank jointly holds voting power with a co-fiduciary, the co-fiduciary will vote the shares at the meeting.
--------------------------------------------------------------------------------
Q: When are the 1999 shareholder proposals due?

A: By November 13, 1998, Crestar must receive any proposal that a shareholder wishes to have considered for inclusion in next year's proxy statement. This includes any recommendation for a director-nominee. Shareholders who wish to bring business before the 1999 Annual Meeting must provide written notice to Crestar not less than 60 nor more than 90 days before the anticipated date of the Annual Meeting, April 23, 1999. This notice must be given by February 23, 1999. All shareholder proposals and notices should be sent in writing to Crestar Financial Corporation, 919 East Main Street, Richmond, Virginia 23219, Attention: Linda F. Rigsby, Corporate Secretary.
--------------------------------------------------------------------------------

                         PROPOSAL FOR SHAREHOLDER VOTE


Re-Election of Class II Directors

Your Board presently consists of 17 directors, all of whom also serve as directors of Crestar Bank, the banking subsidiary of Crestar Financial Corporation. The Board is divided into three classes. Each class is elected in successive years, for a three-year term. The term of office for Class II directors expires at the 1998 Annual Meeting.

The following five individuals, all of whom presently serve on your Board and were previously elected by shareholders, have been nominated by the Board for re-election: Frank E. McCarthy, G. Gilmer Minor, III, Jeffrey R. Springer, Eugene P. Trani and James M. Wells III. A brief biographical sketch of each nominee and each of your continuing directors begins on the next page.

Each nominee has agreed to serve a three-year term if elected. If any nominee is unable to stand for re-election at this Annual Meeting, the Board may reduce its size or nominate an alternate candidate, and the proxies will be voted for the alternate candidate.

Your Board recommends a vote FOR these directors. Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization.

                              BOARD OF DIRECTORS



      [photo]                 [photo]                   [photo]
   Frank E. McCarthy     G. Gilmer Minor, III     Jeffrey R. Springer

DIRECTOR NOMINEES

Class II -- Term Expiring in 2001


FRANK E. MCCARTHY                               Director since 1987
Mr. McCarthy, age 63, is currently President of the National Automobile Dealers Association, McLean, Virginia. He was Executive Vice President of the National Automobile Dealers Association until his election as President in February, 1998.



G. GILMER MINOR, III                            Director since 1987
Mr. Minor, age 57, is Chairman, President and Chief Executive Officer of Owens & Minor, Inc. (hospital and medical supply distributor), Richmond, Virginia. Mr. Minor was named Chairman of Owens & Minor, Inc. in May, 1994 and he also serves as a director. In addition, he is a director of Richfood Holdings, Inc. He is also President of the Virginia Military Institute Foundation, a trustee of the National Committee for Quality Health Care and a director of Virginia Biotechnology Research Park.



JEFFREY R. SPRINGER                             Director since 1997
Mr. Springer, age 53, is President and Chief Executive Officer of Midlantic Investments, LLC (real estate investments), Glen Arm, Maryland. He served as Vice Chairman of Crestar Bank - Greater Washington Region from March to May, 1997 and as President of Citizens Bank of Maryland from October, 1987 to March, 1997, when it merged with Crestar Bank. He also served as President and Chief Operating Officer of Citizens Bancorp from October, 1987 until it merged with Crestar Financial Corporation in December, 1996. He is currently the Executive-in-Residence at the Merrick School of Business, University of Baltimore.

                              BOARD OF DIRECTORS



    [photo]               [photo]             [photo]             [photo]
 Eugene P. Trani     James M. Wells III    J. Carter Fox      Patrick J. Maher

EUGENE P. TRANI                                 Director since 1993
Dr. Trani, age 58, is President of Virginia Commonwealth University, Richmond, Virginia, a position he has held since July, 1990. Dr. Trani is also Chairman of Virginia Biotechnology Research Park and serves on the boards of a number of community, cultural and educational organizations. He also serves as a director of LandAmerica Financial Group, Inc. and Heilig-Meyers Corporation.


JAMES M. WELLS III                              Director since 1988
Mr. Wells, age 51, is President and Chief Operating Officer of both Crestar Financial Corporation and Crestar Bank. He has been President of the two organizations since October, 1988 and Chief Operating Officer since February, 1997. Prior to becoming President, he served as Executive Vice President. Mr. Wells is also a director of VISA U.S.A., Inc.



DIRECTORS CONTINUING IN OFFICE

Class I -- Term Expiring in 2000



J. CARTER FOX                                   Director since 1985
Mr. Fox, age 58, is Chairman of Chesapeake Corporation (packaging, paper and forest products manufacturer), Richmond, Virginia, a post he assumed in April, 1994. From November, 1980 until his retirement in August, 1997, he served as Chief Executive Officer of Chesapeake Corporation. Mr. Fox is also a director of Chesapeake Corporation and a trustee of Virginia Union University.


PATRICK J. MAHER                                Director since 1991
Mr. Maher, age 61, is Chairman of Washington Gas Light Company (natural gas distributor), Washington, D.C., a position he has held since November, 1992. Mr. Maher was President of Washington Gas Light Company from October, 1987 until November, 1992 and was its Chief Executive Officer from February, 1992 until his retirement in December, 1997. He is also a director of Washington Gas Light Company.

                              BOARD OF DIRECTORS




         [photo]                    [photo]                  [photo]
    Gordon F. Rainey, Jr.      Alfred H. Smith, Jr.     Robert C. Wilburn


GORDON F. RAINEY, JR.                           Director since 1991
Mr. Rainey, age 57, is a partner in the law firm of Hunton & Williams, Richmond, Virginia. Mr. Rainey is also Chairman of the Executive Committee of Hunton & Williams, a position he assumed in April, 1994, and is a trustee of The Colonial Williamsburg Foundation.


ALFRED H. SMITH, JR.                            Director since 1997
Mr. Smith, age 64, is a partner in A. H. Smith Associates Limited Partnership (gravel sales and real estate development), Branchville, Maryland. He was Chairman and Chief Executive Officer of Citizens Bancorp from June, 1987 to December, 1996, when it merged with Crestar Financial Corporation. He served as a director of Citizens Bank of Maryland from 1963 until January, 1997 and as Chairman of its Board from 1987 until January, 1997. Mr. Smith is a director of the University of Maryland Foundation and the National Aggregates Association.


ROBERT C. WILBURN                               Director since 1997
Mr. Wilburn, age 54, is President of The Colonial Williamsburg Foundation (educational museum, hotels and restaurants), Williamsburg, Virginia, a position he has held since August, 1992. From August, 1984 to August, 1992, Mr. Wilburn was President of the Carnegie Institute and Library, and from December, 1982 to August, 1984, he served as Secretary of Education for the Commonwealth of Pennsylvania. Mr. Wilburn is also a director of Harsco Corporation.

                              BOARD OF DIRECTORS




          [photo]                [photo]             [photo]
    Charles R. Longsworth      Paul D. Miller     Frank S. Royal


DIRECTORS CONTINUING IN OFFICE

Class III -- Term Expiring in 1999



CHARLES R. LONGSWORTH                           Director since 1986
Mr. Longsworth, age 68, is Chairman Emeritus of The Colonial Williamsburg Foundation (educational museum, hotels and restaurants), Williamsburg, Virginia. Mr. Longsworth was President and Chief Executive Officer of the Foundation until November, 1992 and served as the Foundation's Chairman from November, 1991 until November, 1994, when he was named Chairman Emeritus. Mr. Longsworth is a director of Houghton Mifflin, Inc., Saul Centers, Inc. and The Virginia Eastern Shore Corporation. He is also Chairman of the Board of Trustees of Amherst College.


PAUL D. MILLER                                  Director since 1995
Admiral Miller USN (Ret.), age 56, is President of Litton/Sperry Marine (marine navigation and control systems manufacturer), Charlottesville, Virginia, a position he has held since Litton Industries, Inc. acquired Sperry Marine in May, 1996. From November, 1994 to November, 1995, Admiral Miller served as President and Chief Operating Officer of Sperry Marine and then served as its Chief Executive Officer until May, 1996. Prior to joining Sperry Marine, Admiral Miller completed 30 years of service in the U.S. Navy, including as Commander-in-Chief of the U.S. Atlantic Fleet and Commander-in-Chief of the U.S. Atlantic Command and NATO's Supreme Allied Commander Atlantic. Admiral Miller also serves on the Dean's Advisory Council for the School of Engineering and Applied Science of the University of Virginia.


FRANK S. ROYAL                                  Director since 1979
Dr. Royal, age 58, is President and a member of Frank S. Royal, M.D., P.C. (family medicine), Richmond, Virginia. He began practicing medicine in 1969. Dr. Royal is a director of Chesapeake Corporation, Columbia/HCA Healthcare Corporation, CSX Corporation and Dominion Resources, Inc. He is also Chairman of the Boards of Meharry Medical College and Virginia Union University and a director of the YMCA of Greater Richmond as well as Virginia Biotechnology Research Park.

                              BOARD OF DIRECTORS





          [photo]                [photo]             [photo]
     Richard G. Tilghman      L. Dudley Walker     Karen Hastie Williams


RICHARD G. TILGHMAN                             Director since 1984
Mr. Tilghman, age 57, is Chairman and Chief Executive Officer of Crestar Financial Corporation and Crestar Bank. He has been Chairman since April, 1986 and Chief Executive Officer since September, 1985. Mr. Tilghman was President of the Corporation and the Bank from September, 1985 until October, 1988. He is also a director of Chesapeake Corporation and a trustee of The Colonial Williamsburg Foundation.

L. DUDLEY WALKER                                  Director since 1982
Mr. Walker, age 67, is Chairman of Bassett-Walker, Inc. (textile and apparel manufacturer), Martinsville, Virginia. Prior to July, 1987, he was President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is also a director of VF Corporation and Hooker Furniture Corporation.

KAREN HASTIE WILLIAMS                           Director since 1987
Ms. Williams, age 53, is a partner in the Crowell & Moring law firm, Washington, D.C. Ms. Williams is a director of Federal National Mortgage Association, Washington Gas Light Company, Continental Airlines, Inc., SunAmerica, Inc., and Gannett Company, Inc. She also serves as a trustee of the NAACP Legal Defense Fund, Inc., the Executive Committee Chair of the Black Student Fund and a trustee of Amherst College and The Greater Washington Research Center.



DIRECTOR RETIRING FROM OFFICE

BONNIE GUITON HILL                              Director since 1994
Ms. Hill, who is Vice President of Times Mirror Company (news and information service provider), is retiring from the Board when her term expires at this year's Annual Meeting. The Corporation gratefully acknowledges Ms. Hill's four years of service to Crestar, including three years of service on the Audit Committee and two years of service as Chairman of the Nominating and Governance Committee.

                               BOARD COMMITTEES


During 1997, each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. The Board delegates specific functions described below to four standing committees.


AUDIT: Reviews Crestar's auditing, accounting, credit, financial and regulatory reporting and internal control functions. This committee also recommends the firm to be retained by Crestar as its independent auditors. Only non-employee directors serve on this committee.


EXECUTIVE: Exercises the powers of the Board whenever the Board is not in session, except for matters reserved to the Board by law. In addition, the committee serves as the Board's steering committee and recommends matters for Board action, including mergers and acquisitions and corporate structure issues.


HUMAN RESOURCES AND COMPENSATION: Reviews Crestar's major compensation policies and employee benefit plans and programs, including their establishment, modification, and administration. In addition, this committee recommends compensation for Crestar's highest paid executive officers, determines management incentive awards, stock options and other grants to eligible officers, and recommends changes in director compensation. All members of this committee are non-employee directors.

In 1997, no Crestar executive officer served as a member of the compensation committee of another entity that had an executive officer who served as a Crestar director, and no Crestar executive officer served as a director of another entity that had an executive officer serving on Crestar's Human Resources and Compensation Committee.


NOMINATING AND GOVERNANCE: Considers and recommends nominees for election as directors and reviews and evaluates the effectiveness, procedures and practices of the Board and its members. This committee will consider director nominations by shareholders if the nomination includes information that will enable the committee to adequately evaluate the qualifications of the proposed candidate. Only non-employee directors serve on this committee. During 1997, this committee conducted a thorough study of corporate governance practices of other corporations and developed a comprehensive set of corporate governance principles that were adopted by the Board to facilitate assessment of Crestar's Board performance.

                               MEMBERSHIP ROSTER


     The following table indicates the membership and number of meetings for each commitee of the Board in 1997.



                                                                       HUMAN         NOMINATING
                                                                   RESOURCES AND        AND
NAME                           BOARD      AUDIT      EXECUTIVE      COMPENSATION     GOVERNANCE
----                           -----      -----      ---------      ------------     ----------

 J. Carter Fox                   X                      X                                X
 Bonnie Guiton Hill              X                                                       X*
 Charles R. Longsworth           X                      X                X*
 Patrick J. Maher                X          X*          X
 Frank E. McCarthy               X                                       X
 Paul D. Miller                  X                                       X
 G. Gilmer Minor, III            X                                       X               X
 Gordon F. Rainey, Jr.           X                      X
 Frank S. Royal                  X                      X
 Alfred H. Smith, Jr.            X
 Jeffrey R. Springer             X
 Richard G. Tilghman             X*                     X*
 Eugene P. Trani                 X          X
 L. Dudley Walker                X          X
 James M. Wells III              X                      X
 Robert C. Wilburn               X          X
 Karen Hastie Williams           X          X
==========================      ===       =====       =====             ====           =====
 No. of Meetings in 1997         13         5           10                7               5

* Chairman

                             DIRECTOR COMPENSATION



CRESTAR'S PHILOSOPHY

Crestar's philosophy on director compensation is based on two fundamental principles: pay for performance and external competitiveness. These principles are reflected in the design of Crestar's compensation package for directors as follows:


Alignment of Director Interests and Shareholder Interests. Directors are encouraged to own common stock as a reflection of their long-term commitment to Crestar and to encourage appropriate risk taking. At least a portion of director compensation is generally paid in common stock. This allows directors to share in the success of Crestar through increases in total shareholder return.


External Equity. Directors should be compensated competitively in comparison to Crestar's peer group. Director compensation is periodically evaluated using data from independent surveys and comparisons of director compensation for the same peer group that is used in evaluating executive compensation. Total director compensation is targeted at the median of the peer group.



ANNUAL COMPENSATION

Directors who are Crestar employees do not receive additional compensation for serving on the Board or its committees. Directors who are not Crestar employees receive an annual retainer of $18,000 and $1,000 for each meeting attended. They receive an additional $500 for a second meeting on the same day. In addition, directors are paid $3,500 for chairing a committee. Generally, $12,000 of the annual retainer is paid in cash and approximately $6,000 is paid in Crestar common stock. Directors who serve less than a full year receive a pro-rated portion of the annual retainer and chairman fees. Directors who join the Board after January 1 receive their entire retainer in cash. Directors may defer all or part of their annual retainer and meeting fees.

                          DIRECTOR COMPENSATION TABLE


The following table indicates cash and stock compensation paid to Crestar's directors for service on the Board in 1997 and includes deferred retainers and meeting fees.



                                     Cash Compensation          Stock Retainer
                               -----------------------------   ---------------
                                Annual Retainer     Meeting          No.
Name                                Fees (1)          Fees      of Shares (2)
----                            ---------------     -------     -------------
 J. Carter Fox                      $12,055         $24,500          164
 Bonnie Guiton Hill                  15,555          15,000          164
 Gene A. James(3)                        55           7,500          164
 H. Gordon Leggett, Jr.(3)               55           5,500          164
 Charles R. Longsworth               15,555          25,500          164
 Patrick J. Maher                    15,555          25,500          164
 Frank E. McCarthy                   12,055          18,500          164
 Paul D. Miller                      12,055          18,500          164
 G. Gilmer Minor, III                12,055          22,000          164
 Gordon F. Rainey, Jr.(4)            18,000          20,000            0
 Frank S. Royal                      12,055          21,500          164
 Alfred H. Smith, Jr.(5)             18,000          13,000            0
 Jeffrey R. Springer(5)              12,000           8,000            0
 Eugene P. Trani                     12,055          18,000          164
 L. Dudley Walker                    12,055          13,000          164
 Robert C. Wilburn(5)                18,000          17,000            0
 Karen Hastie Williams(4)            18,000          17,500            0

(1) Includes the annual cash retainer, chairman fees and cash paid for fractional shares of the annual stock retainer.

(2) The number of shares was determined by dividing $6,000 by $72.50, the average of the high and low trading prices of common stock on January 2, 1997, adjusted to reflect the 2-for-1 stock split on January 24, 1997.

(3) Messrs. James and Leggett retired as directors in April, 1997.

(4) As required by their law firms, Mr. Rainey and Ms. Williams each received the entire 1997 annual retainer in cash and paid it to their respective firms, along with all meeting fees received.

(5) Messrs. Springer, Smith and Wilburn joined the Board after January 1, 1997.

NON-EMPLOYEE DIRECTOR BENEFIT PROGRAMS

Directors who are not Crestar employees may participate in the director programs described below.

Directors' Equity Program. The Directors' Equity Program was approved by shareholders at the 1996 Annual Meeting. The two types of accounts provided by this Program are equity award accounts and deferred stock accounts.

Under this Program, directors receive equity awards that are credited to their equity award accounts at the beginning of each five-year cycle. These awards are equal to the number of whole shares of Crestar common stock having a fair market value of $40,000. The first five-year cycle began in 1996, and each director serving at that time had 680 shares credited to his or her equity award account. Directors who join the Board after a cycle begins receive pro-rated equity awards for that cycle. Equity award accounts vest 20% annually for each year of service on the Board, taking into account all of a director's Board service. Equity award accounts become 100% vested and non-forfeitable at a control change date.

Directors may defer all or part of the annual retainer to a deferred stock account under the Directors' Equity Program. These accounts are 100% vested.

All account balances in the Directors' Equity Program are maintained and recorded in phantom stock. Additional stock units are credited to the accounts to reflect accrual of dividend equivalents. Equity award accounts are distributed in whole shares of Crestar common stock, plus cash for fractional shares, in February of the year after the director leaves the Board. Distribution of deferred stock accounts may be made in a lump sum or in annual installments over five years. No voting rights are associated with deferred stock accounts or equity award accounts. Directors are fully at risk as to the price of Crestar common stock credited to their accounts.

Deferred Compensation Plan. Non-employee directors may also defer the cash portion of their annual retainer and their meeting fees to the Deferred Compensation Plan for Outside Directors. Deferred amounts are credited, at the director's election, to a variable rate, interest-bearing deferred cash account or, if the director is 65 or younger, to a deferred income benefit account that earns a fixed interest rate. Benefits are paid in a lump sum or in annual installments for five to 20 years and include survivor's benefits. Accelerated payments may occur under certain conditions, including a change-in-control of Crestar. Accelerated payments are calculated by a present value formula that considers each director's accelerated taxation and adjusts to provide the same after-tax benefit each director would have received if the payments were made according to the original payment schedule. Acceleration may result in larger payments by Crestar. Assets available to pay benefits under this Plan are held in a trust that will be available to Crestar's general creditors if Crestar ever becomes insolvent.

               HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT


The Human Resources and Compensation Committee is responsible for reviewing and approving Crestar's integrated and competitive compensation programs, which are designed to recruit, motivate, reward and retain a pool of talented and skilled employees.


EXECUTIVE COMPENSATION PHILOSOPHY

Crestar's executive compensation programs are based on two fundamental principles:

Pay for Performance. Every executive's long-term and short-term incentive compensation is related to performance against specific corporate and business unit goals.

External Competitiveness. When targeted performance is achieved, each executive officer's total compensation is proportionate to his or her achievement and is competitive with annually-reported regional peer group and national survey data.

By implementing these principles within the executive compensation programs, the committee ensures the following:

Accountability: tying an executive's incentive compensation to the achievement of performance goals;

Variability: preventing entitlement -- a portion of each executive's compensation is variable and must be re-earned every year; and

Internal Equity: assuring compensation equity among jobs of similar content, responsibility and contribution to total corporate performance.


EXECUTIVE COMPENSATION DESIGN

Crestar's compensation philosophy is integrated into the design of the executive compensation programs as follows:

    o An executive's total compensation includes both fixed and variable (at risk) components, which are clearly linked either to corporate performance or to the performance of the business unit for which the executive has the most direct responsibility, whichever is more appropriate.

    o Executives with greater responsibility have a larger share of their total compensation at risk.

    o Programs encourage appropriate risk taking by aligning the executives' risk position with that of shareholders.

    o The selection of performance measures is based primarily on the executives' creation of shareholder value.

    o Eligibility for executive compensation varies among programs and includes key management employees and individual contributors whose inclusion appropriately reflects their level of responsibility and industry practice.

    o Programs are flexible -- to respond to changes in legal, regulatory and business requirements.

    o Executives are encouraged to own Crestar common stock to reflect their long-term investment in Crestar's future. Stock ownership is expected to be proportionately higher for executives whose positions encompass greater responsibilities and higher pay.


COMPONENTS OF EXECUTIVE COMPENSATION

All Crestar executives are eligible for three compensation components -- base salary, annual incentive and long-term incentive. Some components are fixed and some are variable, based on performance.

Base Salary: The committee's goal is to set base salary so that, when combined with annual incentives, it is competitive within the industry when Crestar's financial performance objectives are achieved. For all levels of management, the committee targets base salary primarily at the median level of similarly-sized financial services organizations. The committee determines this median level by reviewing published national and regional executive compensation surveys, formulating target levels and obtaining endorsement of an independent compensation consultant.

Base salaries for the named executive officers are also evaluated in comparison to the salaries for comparable positions within Crestar's regional peer group, which includes financial institutions of varying sizes. The committee believes that the companies included in the survey data are more representative of Crestar's direct competitors for executive talent than the companies used in the index for shareholder return comparisons in the Five-Year Performance Graph on page 28. There is some overlap in the survey data, but the groups are not identical.

Annual Incentive: Crestar's Management Incentive Program is designed to motivate executives by recognizing and rewarding performance measured against predetermined annual financial objectives.

    o The committee uses the annual Management Incentive Program to compensate executives based on Crestar's return on equity (ROE) and achievement of individual performance goals. A minimum corporate performance threshold, measured by Crestar's ROE, must be achieved before any incentive can be earned.

    o Each April, the committee establishes an incentive payout schedule that is tied to ROE and based on Crestar's annual financial objectives for that fiscal year.

    o Each participant has a competitive award target expressed as a percentage of salary, which varies according to the participant's level of responsibility. These targets are set annually at the median level of incentive compensation found in published national and regional executive compensation surveys.

    o Each participant's award target includes both corporate (ROE) and individual performance components that are weighted according to the executive's mix of responsibilities. These range from a 60-75% corporate weighting for senior executives, including the five named executive officers, to a 25% corporate weighting for less senior management participants.

    o The individual performance component of each participant's award target may be adjusted up to 150% or down to zero at the committee's discretion, based on the participant's individual achievement.

    o Approximately 250 officers, or 3% of the total employee population, participate in the annual Management Incentive Program.

    o For 1997, incentive targets were based on Crestar achieving a 16% ROE. Maximum awards were established for an 18.5% ROE, and all awards were to be eliminated if ROE was less than 13%. Based on these pre-established objectives and Crestar's 1997 ROE of 16.46%, participants received payouts of 110% of their target awards before adjusting for individual performance factors.

Long-Term Incentive Programs: Crestar's 1993 Stock Incentive Plan is the primary vehicle for providing long-term compensation for those executives who have the most direct impact on shareholder value. Under the Plan, the committee may grant stock options (both incentive and non-qualified), SARs, performance shares, stock awards and performance-based cash incentive awards. The Plan design is flexible and allows the committee to appropriately respond to changes in business, financial and regulatory conditions. Grants under this Plan have primarily been made as stock options and performance shares.

    Stock Options: Stock options permit the committee to link executive rewards directly to shareholder return and encourage management ownership in Crestar. Options may be granted to key management employees or individual contributors who have a significant effect on Crestar's long-term strategic success. Stock options are typically granted annually to executives and are usually exercisable one year from the date of the grant.

        o Annual grants are made to top management to provide incentives for future performance, rather than to reward for prior performance. Therefore, prior grants and the number of outstanding options are not considered when annual grants are made.

        o The option exercise price is the fair market value of the shares on the date the options are granted, determined by averaging the high and low trading prices of Crestar common stock on that date.

        o The number of shares for each executive's annual stock option grant is determined by taking a percentage of base salary divided by the fair market value per share on the date of the grant.

        o The percent of salary is determined using national survey data from financial institutions, combined with the advice of the committee's independent compensation consultant and the discretion of the committee.

    Value Share Program. This program is a component of the 1993 Stock Incentive Plan. Awards are made to top management executives to motivate them to improve long-term stock market performance and to achieve Crestar's strategic corporate and financial goals. If predetermined performance measures are achieved, executives earn all or part of their awards. The committee receives the advice of its independent compensation consultant about the design of each award and the appropriate level of performance shares. Three awards have been granted under the Value Share Program.

        1994 Value Share I Grants
        -------------------------

        o The 1994 Value Share I grant provided the top 25 executives with performance shares -- payable half in Crestar common stock and half in cash -- plus non-qualified options equal to the number of performance shares earned if a predetermined stock price appreciation target was met during the performance period (February, 1994 - February, 1997). The performance shares were issued on February 24, 1994, when the stock price was $43.5625 per share (pre-split).

        o The performance shares were fully earned in October, 1996 when the $61.2022 per share target price (pre-split) was exceeded for 30 consecutive days. Awards were paid in March, 1997, after the conclusion of the three-year performance period.

        1997 Value Share II Grants
        --------------------------

        o Value Share II grants were made in February, 1997 to the same executive group who received Value Share I grants. If earned, these performance shares will be paid in Crestar common stock and cash but, unlike the Value Share I grants, will not include non-qualified stock options.

        o Value Share II grants have a three-year performance cycle ending December 31, 1999. Awards may be earned after a two-year performance cycle if targeted performance measures are achieved between December 31, 1998 and December 31, 1999. Awards are earned if Crestar's December 31, 1996 stock price achieves certain predetermined levels and also ranks appropriately in comparison to the peer group institutions used for determining base pay and annual incentive.

        o Performance shares will be fully earned if the common stock price achieves a 12% growth, compounded annually, or partially earned if the growth is between 6% and 12%. This requires a per share price of at least $44.29 for a minimum payout at the 6% level and at least $55.25 for a full payout at the 12% level. No awards are earned if the stock price growth is below 6%.

        o If performance shares are preliminarily earned based on a stock price growth of 6% or more, a peer modifier is then applied. Crestar's stock price must reach at least the 57th percentile of Crestar's executive compensation peer group for a full payout and at least the 35th percentile for a minimum payout. If Crestar's ranking is at or above the 75th percentile, 150% of the performance shares preliminarily earned will be paid.

        1997 Value Share III Grants
        ---------------------------

        o The 1997 Value Share III Program is designed to reinforce Crestar's strategic goals for 1999 as presented to the Board in April, 1997 and discussed by Mr. Tilghman at the 1997 Annual Meeting. It was approved by the committee in December, 1997 for the group of 25 executives who are most responsible for achieving Crestar's strategic goals. Performance shares were granted at a level equal to 50% of the Value Share II grants and are payable, if earned, in Crestar common stock.

        o Value Share III performance shares have a two-year performance cycle. As the threshold, Crestar must have a 6% annual revenue growth in 1998 and a 10% annual revenue growth in 1999. If the revenue growth target is met and if Crestar also has a sustainable ROE of 16.5% to 18%, the shares will be earned, based on a pro-rated schedule. If the ROE is 19% or higher, 150% of the shares will be earned, and 125% of the shares will be earned if the ROE is 18.5% to 18.9%.

        o At the end of the performance cycle, the committee may, in its discretion, approve an additional, separate award of up to 10% of the performance shares earned on the ROE schedule, based on the committee's subjective evaluation of Crestar's success in achieving three other strategic goals: market share leadership, high customer profitability and infrastructure improvement.

COMPENSATION OF THE CHAIRMAN AND CEO

For 1997, Chairman and Chief Executive Officer Richard G. Tilghman received a base salary of $690,000. The base was established using the median level of CEO compensation for the same financial institutions used in setting base salaries for other executive officers.

Mr. Tilghman received a 1997 annual incentive award of $510,000. The committee exercised the discretion permitted in the annual incentive plan and adjusted Mr. Tilghman's target achievement upward from 66% to 74% of his 1997 base salary, to reflect his leadership and contributions to Crestar's strong earnings during the year. Excluding non-recurring 1996 costs, Crestar's net income for 1997 increased 18%, or $2.77 per share. This resulted in a return on average assets of 1.42%, compared to 1.21% in 1996, and a return on average equity of 16.46%, up from 14.73% in 1996.

For 1997, Mr. Tilghman received a total annual grant of 57,900 incentive and non-qualified stock options. This number was determined in the same manner as for other executives, using the competitive percentage of base salary divided by the fair market value of Crestar's common stock on the grant date.

Under the Value Share I Program, Mr. Tilghman received a 1997 payout of 10,000 shares of Crestar common stock, cash of $367,500 and a non-qualified stock option grant for 20,000 shares. This represented a full payout based on Crestar's per share growth from $43.5625 to over $61.2022 during the performance period.



COMPLIANCE WITH IRC SECTION 162(m)

Under Section 162(m) of the Internal Revenue Code, Crestar may not deduct certain forms of compensation in excess of $1 million paid to a named executive officer. To meet the shareholder approval requirements of Section 162(m), Crestar submitted the amended and restated 1993 Stock Incentive Plan to shareholders for approval at the 1997 Annual Meeting. The Plan was approved and the committee has used certain performance-based criteria in designing 1997 performance share grants. While the committee will continue to consider Section 162(m) in the design of compensation packages for the named executive officers, any changes in compensation programs must continue to support Crestar's executive compensation goals and philosophy. In 1997 no named executive officer received compensation that exceeded the deduction limitation. Although Mr. Tilghman's total 1997 compensation as reported in the Summary Compensation Table exceeded $1 million, his deductible compensation did not exceed the limit under Section 162(m).

                           PAY FOR PERFORMANCE GRAPH


The following graph affirms the committee's strategy of aligning Mr. Tilghman's compensation with the interests of shareholders. "Total compensation" used in the graph includes Mr. Tilghman's base salary and his annual incentive and payouts under the Performance Equity and Value Share I Programs as shown in column (c) of the Summary Compensation Table on page 26. In prior years, this graph reflected the cumulative percentage change in Mr. Tilghman's annual cash compensation (base salary and annual incentive). Although annual cash compensation represents a significant portion of Mr. Tilghman's pay, these amounts do not include other variable forms of compensation that, similar to annual incentive pay, are linked to improved shareholder value. The committee believes that total compensation used in the graph, including payouts under performance-based programs, more properly reflects the pay for performance compensation strategy.


          "Cumulative Percentage Change in CEO Total Compensation vs.
           Cumulative Percentage Change in Total Shareholder Return"

                          1992   1993    1994    1995    1996     1997
CEO TOTAL COMPENSATION     0%     16%     40%     64%     99%     209%
TOTAL SHAREHOLDER RETURN   0%     10%      3%     68%    118%     244%

Human Resources and Compensation Committee

    Charles R. Longsworth, Chairman           G. Gilmer Minor, III
    Paul D. Miller                            Frank E. McCarthy

                          BENEFICIAL OWNERSHIP TABLE


The following table indicates the shares of Crestar common stock the directors and executive officers owned as of February 27, 1998.



                                No. of Shares                          % of
                                Beneficially       Exercisable        Shares      No. of Deferred
           Name                   Owned (1)        Options (2)     Outstanding       Shares (3)
           ----                 -------------      -----------     -----------    ---------------
 Directors:
 J. Carter Fox                        7,204(a)             --           *               1,946
 Bonnie Guiton Hill                   1,284                --           *               1,163
 Charles R. Longsworth                2,862                --           *               2,563
 Patrick J. Maher                     8,051(b)             --           *               1,454
 Frank E. McCarthy                    8,780(c)             --           *               2,938
 Paul D. Miller                         400                --           *               1,364
 G. Gilmer Minor, III                 6,959                --           *               1,454
 Gordon F. Rainey, Jr.               25,804(d)             --           *               1,454
 Frank S. Royal                       4,099                --           *               1,672
 Alfred H. Smith, Jr.             1,155,334(e)             --        1.02%                187
 Jeffrey R. Springer                 38,828(f)         82,665           *                 155
 Richard G. Tilghman                187,787(g)        396,544           *              25,089
 Eugene P. Trani                      1,142                --           *               1,946
 L. Dudley Walker                    55,707(h)             --           *               1,946
 James M. Wells III                  84,708(i)        242,714           *               6,589
 Robert C. Wilburn                    1,000                --           *                 292
 Karen Hastie Williams                1,466(j)             --           *               1,454
 Named executive officers
  (not directors):
 Oscar H. Parrish, Jr.               61,576            55,184           *               1,680
 C. Garland Hagen                    96,358(k)        118,200           *               4,928
 Richard F. Katchuk                   7,067            53,656           *               1,780
 All directors and
  executive officers as a
  group (34 persons)              2,093,272(l)      1,517,849        3.20%             72,922

     *Less than 1% of Crestar's outstanding shares of common stock.

Footnotes to Beneficial Ownership Table

(1) Beneficially owned shares include those held individually or jointly with others, shares over which the individual has either sole or shared investment or voting authority and shares held in the name of a bank, broker or nominee for the individual.


   Beneficially owned shares include the following shares for which the director or officer has shared voting and/or investment power:



                                                         Shared Voting/Investment
                Director/Officer       No. of Shares              Power
                ----------------       -------------     ------------------------
  (b)       Patrick J. Maher                6,575                 Spouse
  (c)       Frank E. McCarthy               5,232                 Spouse
  (d)       Gordon F. Rainey, Jr.           9,600               Co-Trustee
  (e)       Alfred H. Smith, Jr.           51,556                 Spouse
  (f)       Jeffrey R. Springer            32,306                 Spouse
  (g)       Richard G. Tilghman               200                 Spouse
  (j)       Karen Hastie Williams             198                 Spouse

   Mr. Smith's beneficially owned shares also include 501,478 shares held by Smith Citizens Associates, L.P. for which Mr. Smith has sole voting power.

   Mr. Springer's beneficially owned shares also include 2,562 shares held by him as Trustee for his children's trusts.

   Mr. Tilghman's beneficially owned shares also include 4,016 shares held by him as custodian for his children.

   Shares for which each named individual disclaimed beneficial ownership are excluded from the table but are shown below:



               Director/Officer          No. of Shares            Owner
               ----------------          -------------            -----
  (a)    J. Carter Fox                          200               Spouse
  (e)    Alfred H. Smith, Jr.                 4,762               Spouse
                                                756        Spouse/Mother-in-law
                                              5,762         Grandchild's Trust
  (g)    Richard G. Tilghman                 11,544               Spouse
  (h)    L. Dudley Walker                     8,935               Spouse
  (i)    James M. Wells III                  11,826               Spouse
  (j)    Karen Hastie Williams                1,161          Children's Trust
  (k)    C. Garland Hagen                    11,274               Spouse
  (l)    All directors and executive
         officers as a group                 62,822

(2) Indicates shares the officers and directors have a right to acquire through stock options exercisable within 60 days after February 27, 1998.

(3) For non-employee directors, Deferred Shares represent vested equity awards and the directors' retainers deferred under the Directors' Equity Program and accrued dividend equivalents. These shares will be paid in common stock following the director's retirement from the Board. For employee directors, Deferred Shares represent phantom accounts under non-qualified plans, which provide benefits in excess of the limits allowed under the Internal Revenue Code. These shares will be paid in cash following the executive's termination of employment. No voting rights are associated with any Deferred Shares, and they are not included for purposes of determining beneficial ownership or percent of shares outstanding.

                          SUMMARY COMPENSATION TABLE


The following table contains information regarding individual compensation for the five named executive officers for all services to Crestar and its subsidiaries in 1995-1997.



                                                                  Long-Term Compensation
                                      Annual Compensation                 Awards
----------------------------------------------------------------------------------------------------------------
                (a)              (b)        (c)          (d)           (e)          (f)             (g)
----------------------------------------------------------------------------------------------------------------
Name and                                                          Restricted   Securities
Principal                                                            Stock     Underlying      All Other
Position                        Year   Salary (1)    Bonus (2)    Awards (3)     Options    Compensation (4)
----------------------------------------------------------------------------------------------------------------

 Richard G. Tilghman           1997     $690,000    $1,472,271       --         77,900          $70,776
 Chairman & Chief              1996      645,000       746,898       --         72,000           71,868
 Executive Officer             1995      605,000       544,571   $858,000       80,000           82,998

 James M. Wells III            1997      466,667       804,296       --         42,100           36,685
 President & Chief             1996      425,000       416,472       --         39,600           36,098
 Operating Officer             1995      400,000       328,742       --         42,000           48,305

 Oscar H. Parrish, Jr.         1997      326,667       438,247       --         20,100           26,202
 Corporate Executive Vice      1996      295,000       228,236       --         18,600           23,682
 President & President --      1995      276,000       176,871       --         24,000           35,671
 Regional Banking

 C. Garland Hagen              1997      300,000       448,611       --         20,100           26,339
 Corporate Executive           1996      285,000       230,103       --         18,600           26,084
 Vice President -- Corporate   1995      275,000       172,415       --         24,000           38,465
 Development & Funds
 Management Group

 Richard F. Katchuk (5)        1997      315,000       324,350       --         18,700           34,953
 Corporate Executive           1996      300,000       142,000       --         18,600           25,710
 Vice President & Chief        1995       97,900       142,716       --         20,000               --
 Financial Officer

Footnotes to Summary Compensation Table


(1) Salary is reported in the year earned and includes amounts deferred at the executive's election. None of the named executives received perquisites or other personal benefits in excess of the lesser of $10,000 or 10% of the total salary and bonus reported in columns (c) and (d).

(2) The major components of column (d) are listed in the following table:



                          Annual    Performance Equity   Value Share I
                        Incentive       Plan Payout         Payout      Other Payments      Total
                       ----------- -------------------- -------------- ---------------- -------------
  R. G. Tilghman        $510,000         $191,243          $735,000         $36,028      $1,472,271
  J. M. Wells III        300,000          114,746           389,550              --         804,296
  O. H. Parrish, Jr.     175,000           57,447           205,800              --         438,247
  C. G. Hagen            165,000           47,811           205,800          30,000         448,611
  R. F. Katchuk          170,000               --           154,350              --         324,350

  Annual incentives are reported for the year earned, even if not paid until the following year or deferred at the executive's election.

  Payouts under the Performance Equity Plan and the Value Share I Program are reported in the year paid and include cash and the fair market value of stock earned.

  Other payments are: Mr. Tilghman - the cash value of dividend equivalents accrued on his 1995 stock award; and Mr. Hagen - a special cash bonus paid in connection with the successful acquisition of Citizens Bancorp.

(3) Mr. Tilghman has restricted performance shares held in a phantom account that will vest in October, 1998 and are payable at his retirement. With accumulated dividends, his 1995 stock award of 30,000 shares (adjusted for 1997 stock split) had increased at 12/31/97 to 31,930 shares with a total value of $1,820,010 (determined by multiplying the number of shares by the year-end per share closing price of $57.00).

(4) The major components of column (g) are listed in the following table:



                                                   Interest Earned on    Life Insurance
                        Match & Profit Sharing   Deferred Compensation      Premiums       Total
                       ------------------------ ----------------------- --------------- ----------
    R. G. Tilghman              $41,691                 $10,205             $18,880      $70,776
    J. M. Wells III              23,127                   3,031              10,527       36,685
    O. H. Parrish, Jr.           12,547                   4,507               9,148       26,202
    C. G. Hagen                  11,521                   4,506              10,312       26,339
    R. F. Katchuk                15,069                   1,286              18,598       34,953

  Match and profit sharing are Crestar contributions paid to Crestar's 401(k) plan and amounts accrued under non-qualified plans.

  Interest earned on deferred compensation is the amount in excess of 120% of the long-term applicable federal rate.

  Life insurance premiums are the actuarial equivalent of benefits to executives from the premiums paid by Crestar under a split-dollar life insurance program.

(5) Mr. Katchuk first became a Crestar employee in August, 1995.

                              OPTION GRANTS TABLE


The following table shows all grants of options to Crestar's five named executive officers in 1997.



                                                                                                 Hypothetical
                                                                                               Value at Assumed
                                                                                             Annual Rates of Stock
                                                                                              Price Appreciation
                                    Individual Grants                                         for Option Term (3)
---------------------------------------------------------------------------------------------------------------------------
             (a)                    (b)                (c)            (d)          (e)          (f)           (g)
---------------------------------------------------------------------------------------------------------------------------
                           No. of Securities      % of Total       Exercise
                          Underlying Options   Options Granted    Price per    Expiration
          Name                Granted (1)        to Employees     Share (2)       Date          5%           10%
---------------------------------------------------------------------------------------------------------------------------

 Richard G. Tilghman            57,900                          $ 35.7813       1/23/07    $1,302,675    $3,301,962
                                20,000                            36.75         2/24/07       462,236     1,171,402
                                ------
                                77,900               12.8%

 James M. Wells III             31,500                           35.7813        1/23/07       708,709     1,796,404
                                10,600                           36.75          2/24/07       244,985       620,843
                                ------
                                42,100                6.9%

 Oscar H. Parrish, Jr.          14,500                           35.7813        1/23/07       326,231       826,916
                                 5,600                           36.75          2/24/07       129,426       327,993
                                ------
                                20,100                3.3%

 C. Garland Hagen               14,500                           35.7813        1/23/07       326,231       826,916
                                 5,600                           36.75          2/24/07       129,426       327,993
                                ------
                                20,100                3.3%

 Richard F. Katchuk             14,500                           35.7813        1/23/07       326,231       826,916
                                 4,200                           36.75          2/24/07        97,070       245,994
                                ------
                                18,700                3.1%

(1) Options were granted on January 23, 1997 and February 24, 1997 and became exercisable on January 23, 1998 and February 24, 1998, respectively. Grants made on February 24, 1997 were part of the payout earned under the Value Share I Program.

(2) Exercise price is the average of the high and low trading prices of Crestar's common stock on the date of the grant.

(3) To realize the potential values in columns (f) and (g), the price per share of Crestar's common stock would be approximately $58.28 and $92.81, respectively, at the end of the 10-year option term for the 1/23/97 grants and approximately $59.86 and $95.32, respectively, at the end of the 10-year option term for the 2/24/97 grants.

AGGREGATED OPTION EXERCISES TABLE


The following table shows the number and value of stock options exercised by each of the five named executive officers during 1997. It also shows the number and value of unexercised options held by each named executive on December 31, 1997. The value of unexercised options is calculated as the difference between the exercise price and the average of the high and low trading prices on December 31, 1997 ($56.5938).



                                                                No. of Securities               Value of Unexercised
                                                             Underlying Unexercised             In-the-Money Options
                                                               Options at Year-end                  at Year-end
-------------------------------------------------------------------------------------------------------------------------
             (a)                  (b)            (c)                   (d)                              (e)
-------------------------------------------------------------------------------------------------------------------------
                            No. of Shares
                             Acquired on       Value
          Name                Exercise       Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------------

 Richard G. Tilghman           34,782        $800,246       357,014          77,900         $13,102,136      $1,601,920

 James M. Wells III                --              --       236,954          42,100           8,815,920         865,938

 Oscar H. Parrish, Jr.         44,160         940,318        35,084          20,100           1,149,162         412,907

 C. Garland Hagen                  --              --       108,600          20,100           3,775,962         412,907

 Richard F. Katchuk             3,644          58,641        34,956          18,700           1,026,163         385,125

                        LONG-TERM INCENTIVE PLANS TABLE


The following table describes performance share grants to the five named executive officers during 1997 under the Value Share II and III Programs, which are described in the Human Resources and Compensation Committee Report on page 14.



             (a)                (b)                                 (c)               (d)             (e)            (f)
---------------------------------------------------------------------------------------------------------------------------------
                             No. of                           Performance
                             Shares,                            or Other
                             Units,                           Period Until
                            or Other                         Maturation or              Estimated Future Payouts
          Name               Rights                              Payout             Under Non-Stock Price-Based Plans
---------------------------------------------------------------------------------------------------------------------------------
                                                                               Threshold (1)     Target (2)     Maximum (3)
                                                                              ---------------   ------------   ------------
 Richard G. Tilghman         43,400     Value Share  II     2-3  years                --               --             --
                             21,700     Value Share III       2  years             5,425           21,700         35,805

 James M. Wells III          23,600      Value Share II     2-3  years                --               --             --
                             11,800     Value Share III       2  years             2,950           11,800         19,470

 Oscar H. Parrish, Jr.       14,500      Value Share II     2-3  years                --               --             --
                              5,450     Value Share III       2  years             1,362            5,450          8,993

 C. Garland Hagen            14,500      Value Share II     2-3  years                --               --             --
                              5,450     Value Share III       2  years             1,362            5,450          8,993

 Richard F. Katchuk          14,500      Value Share II     2-3  years                --               --             --
                              5,450     Value Share III       2  years             1,362            5,450          8,993


(1) Threshold is 25% of Target and is the minimum number of shares payable if Crestar's annual revenue growth is at least 6% in 1998 and 10% in 1999 and if Crestar's sustainable ROE is 16.5% by 12/31/99. Sustainable ROE excludes extraordinary one-time financial events as defined by accounting rules.

(2) Target represents a 100% payout of shares if Crestar achieves the annual revenue growth targets and has sustainable ROE of 18% by 12/31/99.

(3) Maximum has two components: (i) if the annual revenue growth targets are met and if Crestar's sustainable ROE is 19% or higher by 12/31/99, executives earn an increased award equal to 150% of Target; and (ii) the committee may, in its discretion, increase the number of shares earned by up to an additional 10% based on the committee's evaluation of Crestar's performance in attaining market share leadership, customer profitability and technological infrastructure goals.

                              PENSION PLANS TABLE


The table below, which indicates the estimated annual single-life benefits payable to the five named executive officers upon retirement at age 60, is based upon the following components of Crestar's tax-qualified and non-qualified pension plans.

o The aggregate annual benefit for executives who participate in Crestar's qualified and non-qualified pension plans is an amount equal to 50% of the average of the executive's highest three years of compensation, whether or not consecutive.

o Aggregate pension benefits are not reduced by Social Security but are reduced by benefits paid under a previous employer's qualified and non-qualified pension plans.

o The full pension benefit is payable at age 60 with 20 years of credited service, and reduced benefits are payable at age 55 with 20 years of service, or earlier if there is a change-in-control.

o Executives who cannot complete 20 years of service by age 60 receive a pro-rated annual benefit based on their credited service.

o In calculating the aggregate pension amount, each executive receives up to a maximum of five years of credited service with a previous employer, two years of credited service for each year of service credited under Crestar's qualified pension plan, and years of service following a change-in-control equal to the remaining term of the executive's severance agreement.

o Benefits do not increase for credited service greater than 20 years.

o Each of the five named executives, except Mr. Katchuk, has credit for at least 20 years of service. Mr. Katchuk has credit for nine years of service.




                             Years of Credited Service
Compensation (1)      15            20            25            30            35
--------------        --            --            --            --            --
 $   400,000      $150,000      $200,000      $200,000      $200,000      $200,000
     500,000       187,500       250,000       250,000       250,000       250,000
     600,000       225,000       300,000       300,000       300,000       300,000
     700,000       262,500       350,000       350,000       350,000       350,000
     800,000       300,000       400,000       400,000       400,000       400,000
     900,000       337,500       450,000       450,000       450,000       450,000
   1,000,000       375,000       500,000       500,000       500,000       500,000
   1,200,000       450,000       600,000       600,000       600,000       600,000
   1,300,000       487,500       650,000       650,000       650,000       650,000
   1,400,000       525,000       700,000       700,000       700,000       700,000
   1,500,000       562,500       750,000       750,000       750,000       750,000

(1) Includes base salary and annual incentive as reported in the salary and bonus columns of the Summary Compensation Table on page 22, but excludes any other bonus amounts such as performance award payouts and special bonuses.

                          FIVE-YEAR PERFORMANCE GRAPH


The graph below compares year-end total returns for Crestar's common stock, the S&P 500 Index, and the Dow Jones Regional Banks Index. It assumes that $100 was invested on December 31, 1992 in Crestar's common stock and in each of the indices, and that dividends were reinvested annually. The shareholder return shown on this graph is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                CRESTAR FINANCIAL CORPORATION, S&P 500 INDEX AND
                         DOW JONES REGIONAL BANKS INDEX

                       1992     1993      1994      1995      1996      1997
Crestar Financial      $100   $110.42   $102.74   $167.53   $218.15   $343.83
S&P 500                 100    110.08    111.53    153.45    188.68    251.64
DJ Regional Banks       100    105.25    101.28    161.98    222.57    345.88

                               OTHER INFORMATION


CERTAIN RELATIONSHIPS AND RELATED INTERESTS

Crestar's subsidiaries made loans and extended credit in the ordinary course of business to Crestar's directors and officers and to their associates, including corporations or organizations of which they are an executive officer or partner, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. None of these loans or extensions of credit are non-performing or involve more than the normal risk of collectability or present other unfavorable features.

During 1997, Crestar and its subsidiaries used the legal services of the law firms of Hunton & Williams and Crowell & Moring. Directors Gordon F. Rainey, Jr. and Karen Hastie Williams are, respectively, partners of these firms. The amount of fees paid by Crestar and its subsidiaries to Hunton & Williams and to Crowell & Moring did not exceed 5% of either firm's gross revenues in its last fiscal year.

Hunton & Williams leased 15,708 square feet of office space in Crestar Bank's Norfolk headquarters building for a term of 12 years, commencing December 1, 1991. If the lease continues for the full term, Crestar Bank will realize rental income of $2,985,000, plus some additional income from tenant parking. Because of high office space vacancy in the Norfolk market and intense competition for tenants, Crestar Bank made various at-market concessions to obtain Hunton & Williams as a tenant. These concessions and other lease terms were made at arms length and were similar in nature to financial inducements offered to Hunton & Williams by owners of other Norfolk buildings. The lease is expected to increase the future sale value of the building.

During 1997, Crestar and its subsidiaries used the services of ExecuSearch, an executive search firm in Richmond, Virginia. The principal owner of ExecuSearch is Brenda Watts-Kelley, spouse of James J. Kelley, Crestar's Group Executive Vice President - Management Resources Group. During 1997, Crestar paid ExecuSearch approximately $178,000 in fees and reimbursable expenses, $66,500 of which was paid for a recruiter leased from ExecuSearch. The Board's Human Resources and Compensation Committee has determined that the business relationship with ExecuSearch is competitive and conducted in accordance with ordinary business practices and that the fees paid to ExecuSearch are comparable to fees charged for consulting services by other executive search firms.

Jeffrey R. Springer, a Crestar director, is the former President and Chief Operating Officer of Citizens Bancorp and former President of Citizens Bank, which were merged into Crestar Financial Corporation and Crestar Bank, respectively. Mr. Springer served as Vice Chairman of Crestar Bank - Greater Washington Region from March until May, 1997. Upon his termination of employment, Mr. Springer received a severance payment of $1,391,307 pursuant to an employment contract between Mr. Springer and Citizens Bancorp. Under that employment contract, Mr. Springer will receive an annual retirement benefit of $252,000 when he reaches the age of 55, and it will continue until the later of 2027 or the death of Mr. Springer and his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Crestar's directors and executive officers, and persons who own more than 10% of a registered class of Crestar's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of common stock and other equity securities of Crestar. The same people are also required by SEC regulation to furnish Crestar with copies of all Section 16(a) forms that they file.

Based solely on the review of copies of these reports furnished to Crestar and on written representations by directors and officers that no other reports were required during 1997, all Section 16(a) filing requirements for Crestar's executive officers, directors and greater than 10% beneficial owners were complied with, except for the following: (1) Director Alfred H. Smith, Jr. reported in January, 1998, his spouse's purchase of 15 shares of Crestar common stock in November, 1997; and (2) Director Karen Hastie Williams reported in July, 1997, the acquisition of 198 shares of Crestar common stock and 792 shares of Crestar common stock on behalf of her children; these acquisitions resulted from the merger of Citizens Bancorp with Crestar Financial Corporation on December 31, 1996.



SPECIAL AGREEMENTS

Severance Agreements: Crestar has entered into severance agreements with Messrs. Tilghman, Wells, Parrish, Hagen and Katchuk. The agreements are identical. Each is subject to Crestar's Executive Severance Pay Plan and was unanimously approved by the non-employee members of the Board of Directors.

The agreements provide for certain benefits if Crestar has a change-in-control followed by termination of the executive's employment without cause by Crestar's successor, or by the employee for certain reasons, including substantial adverse change in responsibilities, decrease in base pay, change of principal work location, or substantial decrease in benefits. "Cause" means continued and willful failure to perform duties or conduct demonstrably and materially injurious to Crestar or its affiliates.

All agreements for the five named executive officers provide for three-year terms. At the end of each calendar year, the term is extended automatically for an additional year unless the Human Resources and Compensation Committee votes not to extend the term. The current agreements are in effect until December 31, 2000. The agreements are automatically extended for 36 months after a change-in-control.

If benefits are paid under an agreement, the executive will receive: a lump-sum severance payment equal to three times annual base salary and annual incentive bonus (determined at the change-in-control date, the date of termination or 12 months before either event, whichever is largest); an additional sum equal to the cost of certain benefits; and if the executive is age 50 or older, continuation of health and dental benefits in lieu of a cash payment. In addition, the executive will be compensated for any excise tax liability he may incur as a result of excess parachute payments and for income taxes attributable to excise tax reimbursements.

All legal fees and expenses incurred by the executives in enforcing these agreements will be paid by the corporation.

Other plans. Certain benefit plans provide for benefit continuation if a change-in-control occurs. For example, all non-vested options become immediately exercisable and remain exercisable for their original term; performance shares are earned based on performance achieved to the control change date; a pro-rated payout under the annual incentive plan may be made for the change-in-control year; and Crestar's premium payments continue under the executive life insurance plan.



                                OTHER BUSINESS


INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has reappointed KPMG Peat Marwick LLP as independent auditors to audit the consolidated financial statements of Crestar and its subsidiaries for 1998. KPMG Peat Marwick has served in that capacity continuously since 1963. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.


ANNUAL MEETING BUSINESS

In accordance with Crestar's Bylaws and to permit the Annual Meeting to be conducted in an orderly manner, shareholders who wished to bring business before the 1998 Annual Meeting, including the nomination of a director, were required to provide written notice to the Secretary of Crestar not less than 60 days before the meeting, which was no later than February 23, 1998. No notices were given, and any matter presented by a shareholder for action at the 1998 Annual Meeting will be ruled out of order. However, shareholders are encouraged to ask questions at the Annual Meeting on matters germane to Crestar's business, subject to rules established for the orderly conduct of the meeting.

Your proxy vote confers discretionary authority to J. Carter Fox, Charles R. Longsworth and Gordon F. Rainey, Jr. to vote in accordance with their judgment on any other matters that may properly come before the Annual Meeting.


ANNUAL REPORT AND FORM 10-K

Crestar's Annual Report and Form 10-K for the fiscal year ended December 31, 1997 (the Annual Report) is being mailed to you with this proxy statement. It contains the consolidated financial statements of Crestar and its subsidiaries, including notes and Management's Discussion and Analysis of Operations and Financial Condition. These financial statements are incorporated by reference in this proxy and are considered a part of the proxy soliciting material. Except for the financial statements, the Annual Report is not incorporated in this proxy statement and is not considered a part of the proxy soliciting material.

By Order of Your Board of Directors



/s/ Linda F. Rigsby

Linda F. Rigsby
Corporate Secretary
March 20, 1998

[copyright symbol]The Learning Map [trademark symbol] depicted on the cover is solely owned by Root Learning [registered trademark symbol] Inc., of Perrysburg, Ohio.

                         Directions to Riverview Center

    [map with directions to Crestar Riverview Building, 1001 Semmes Avenue]

PROXY
                         CRESTAR FINANCIAL CORPORATION


          This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on April 24, 1998

     The undersigned hereby appoints J. Carter Fox, Charles R. Longsworth and Gordon F. Rainey, Jr. as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote all shares of Common Stock held of record by the undersigned on February 27, 1998, at the Annual Meeting of Shareholders of Crestar Financial Corporation to be held on April 24, 1998, or any adjournment thereof.

           The Board of Directors recommends a vote FOR Proposal 1.

1. Election of five Class II directors for a term of three years. Class II nominees are Frank E. McCarthy, G. Gilmer Minor, III, Jeffrey R. Springer, Eugene P. Trani and James M. Wells III.


  [ ] FOR all nominees listed     [ ] WITHHOLD AUTHORITY
  (except as marked                 to vote for all nominees listed
  to the contrary)

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:
--------------------------------------------------------------------------------
                             (continued on reverse)

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this Proxy will be voted as recommended by the Board of Directors.

     Please check if you plan to attend the Annual Meeting. [ ]

Note: Admission to the Annual Meeting will be limited to persons who are listed on the Corporation's records as shareholders as of February 27, 1998, or who bring a statement from a broker, bank or other institution indicating their beneficial ownership as of the record date.



                  -------------------------------------------
                                   Signature




                   -------------------------------------------
                           Signature if held jointly


                  Dated ---------------------------------------------  , 1998

                  Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign with full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.